Exhibit 10.1

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (hereinafter, the “Lease”) is a legal and binding contract. Before signing, read the entire document, including the general printed provisions and any attachments. If you have any questions, consult your attorney and/or accountant before signing.

This Lease is made and entered into effective as of the 1st day of June, 2023 (the “Effective Date”), by and between the following parties:

Landlord(s):	Ozone Biotech, LLC (“Landlord”)
Address for Notices:	3165 South
SLC, Utah 84115

Tenant(s):	CO-DIAGNOSTICS, INC.
Address for Notices:	2401 South FOOTHILL DRIVE
Salt Lake City, Utah 84109

In consideration of the rents, covenants and agreements hereinafter set forth. Landlord and Tenant mutually agree as follows:

1. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the following properties: 3165 South 300 West, and 3175 South 300 West Salt Lake City, Utah (the “Premises”) and associated parking with the buildings. The Premises consists of approximately 14,889 square feet of Office, Laboratory and Garage space, and this estimate of square footage shall be used for all calculations under this Lease. Tenant is granted exclusive use of the premise subject to Landlord reserving the exclusive rights to Kirk Ririe’s current office consisting of approximately 175 SF in the 3165 South 300 West Building. Landlord shall have right to utilize other areas within the leased premise on a non-exclusive basis that does not materially conflict with Tenant’s use.

2. Term of Lease. This Lease shall begin upon execution of this Lease and shall be for an initial term of forty-three months (“Initial Term”) beginning June 1, 2023 and ending December 31, 2026.

3. Delivery of Possession. Tenant currently occupies the Premises.

4. Monthly Gross Rent. Tenant shall pay “Monthly Gross Rent” to Landlord, in advance and without prior demand, invoice or notice on or before the first day of each calendar month during the Term of this Lease, as follows:

Initial Monthly Gross Rent Month’s 1-12	$30,000.00

Payment shall be made by direct bank deposit, and Landlord shall provide Tenant with information needed to set up the direct bank deposit.

5. Annual Increases. Monthly Gross Rent, as defined below, shall be increased every 12 months by the then current Consumer Price Index (CPI) rate for the prior 12 months. The CPI will be calculated on the difference between June of the prior year and May of the current year. The adjustment will be the increase in the CPI using the All Urban Consumers (CPI-U), U.S. City Average, CPI—All Items Index as published by the Bureau of Labor Statistics of the United States Department of Labor.

6. Additional Expenses. Landlord shall pay all Real Property Taxes, Utilities and Insurance of the property. Tenant shall pay all other expenses not specifically identified as paid by Landlord, directly to any vendors providing services.

7. Late Charges. If Tenant fails to pay any amounts or charges of any character which are payable under this Lease, Landlord, at Landlord’s election, may assess and collect a late fee charge equal to 10% of each payment of rent not received within five business days from the date such rent payment is due. In addition, Landlord shall be eligible to charge interest at a rate of 18% per annum on any payments later than 30 days.

8. Holding Over. If Tenant does not promptly vacate the premise upon Termination, then Monthly Gross Rent due shall be twice the prior Month’s Amount for each month that Tenant fails to vacate the Premise, with doubling of Monthly Gross Rent continuing until Tenant vacates the Premise.

9. Utilities. The following utilities on the Property are Landlord paid and included in the Gross Rent: gas, electric, water, and sewer. Unless stated to the contrary elsewhere in this Lease, Tenant shall pay for all other utilities used by Tenant on the Premises (i.e., telephone, internet, etc.).

10. Landlord’s Responsibility for Maintenance and Repairs. Landlord shall, during the term of this Lease, keep in good order condition, and repair, the exterior walls, and the roof. Landlord shall incur no expense nor have any obligation of any kind whatsoever in connection with maintenance of the Premises other than specifically set forth in this paragraph.

11. Fire and Other Casualty.

a. If the Premises are damaged or destroyed by fire or other casualty, Landlord shall, subject to the limitations in subsection (b) of this Section 10. and to the limits of the insurance proceeds it actually receives as a result of such casualty, promptly and diligently proceed to repair, rebuild or replace the Premises, so as to restore the Premises to the condition in which the Premises existed immediately prior to such damage or destruction. If Landlord carries on any restoration or repair at the Premises pursuant to this Section 12. and Tenant continues to occupy any other portion of the Premises, Landlord shall take all such steps as may be reasonable and practicable to prevent interference with Tenant’s use and enjoyment of the portion of the Premises which Tenant continues to occupy. Landlord shall perform its obligations under this Section 10. in a manner which will achieve restoration of any damage as soon as practicable, giving due regard to the nature and scope of the damage, subject to the occurrence of Permitted Delay. Notwithstanding the foregoing, if the Premises is damaged or destroyed by fire or other casualty, Tenant may elect (but shall not be required) to repair, rebuild or restore minor damage to the Premises, provided that: (i) Tenant notifies Landlord of its election within ten (10) business days following the casualty event, (ii) Tenant promptly and diligently completes such repairs and (iii) such repairs do not exceed $10,000.00. Tenant will promptly provide Landlord with documents evidencing the payment and completion of such repairs.

b. Any provision of this Section 10. to the contrary notwithstanding, if either (i) the cost to repair the damage to the Premises (other than alterations and personal property owned by Tenant) is not fully covered by the insurance carried by Landlord, or (ii) all or any portion of the Premises is damaged by fire or other casualty and the time period reasonably determined by Landlord to be required for the actual restoration or repair of the Premises will exceed two hundred seventy (270) days from the date the casualty occurs or (iii) the Premises is damaged by fire or other casualty within twelve (12) months preceding the end of the Term (which includes any renewal of the Term then properly exercised by Tenant) to an extent exceeding twenty-five percent (25%) of the then current value of the Premises, then Landlord and Tenant each shall have the right, to be exercised by giving written notice (which notice shall set forth with specificity the basis for giving the notice) within thirty (30) days after the occurrence of the casualty, to terminate this Lease. Termination shall be effective on a date specified in the written notice, which date shall be not less than thirty (30) nor more than sixty (60) days after the date the notice is given. Upon such termination, the term of this Lease shall end as if the date of termination were the date originally specified for expiration of the Term.

c. If a casualty prevents Tenant from fully occupying the Premises, Rent shall abate, for so long as such full occupancy is prevented, in proportion to the amount of the Premises not usable by Tenant as a result of the casualty; provided that if the casualty occurred as a result of the act or negligence of Tenant, there shall be no such abatement.

12. Tenant’s Responsibility for Maintenance and Repairs. Tenant shall, during the term of this Lease, keep in good order condition, and repair, any part of the Premises not specifically included within Landlord’s responsibility above. Tenant’s responsibility shall include, for example and not limited to: (a) the interior of the Premises and every part thereof, structural or nonstructural; (b) repair of the HVAC system that require repair and not replacement,; (c) interior plumbing and electrical; (d) all other items not specifically listed as Landlord Responsibility in item 10 above.

13. Alterations and Improvements. Tenant shall not make any alterations, improvements additions, or utility installations (including power panels) in or about the Premises without the prior written approval of the Landlord. All Tenant Alterations and Improvements shall become Landlord property upon termination of the lease.

14. Signage. Tenant shall not install, erect, display, paint, or attach any sign to the exterior of the building without the written, consent of the Landlord, and any sign authorized by Landlord shall be removed and the sign space restored to its original condition upon termination of the Lease.

15. Tenant’s Insurance. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, liability insurance in the commercial general liability form (or reasonable equivalent thereto) covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with combined single limit coverage of not less than $1,000,000.00 and with a general aggregate limit of not less than $3,000,000.00 for each policy year. Tenant shall furnish Landlord with a certificate of such policy and whenever required shall satisfy Landlord that such policy is in full force and effect. Such policy shall name Landlord as an additional insured and shall be primary and non-contributing with any insurance carried by Landlord. The policy shall further provide that it shall not be cancelled or altered without 30 days prior written notice to Landlord. Tenant shall furnish evidence of renewal of such insurance policies within 10 days before expiration of any such policy.

16. Permitted and Prohibited Use. Tenant shall use the Property as office, laboratory and warehouse space for its existing biotechnology business and for no other use without the Landlords prior written approval.

17. Assignment and Sublease. Tenant shall not assign, mortgage or hypothecate this Lease or any interest in this Lease, or permit the use of the Premises by any person or persons other than Tenant, or sublet the Premises, or any part of the Premises, unless specifically agreed to by Landlord in advance in writing. Any transfer of this Lease from Tenant by merger, consolidation, or liquidation shall constitute an assignment for purposes of this Lease. Any attempted assignment or subletting without Landlord’s consent shall be void and shall at the option of the Landlord terminate this Lease.

18. Quiet Enjoyment. Landlord hereby covenants to Tenant that, subject to Tenant’s compliance with the terms and provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the full possession and use of the Premises during the term of this Lease.

19. Default by Tenant. Upon the occurrence of any of the following events, Tenant shall be in default of its obligations under this Lease (a) Tenant fails to pay any sum due hereunder on or before the same is due; (b) Tenant fails to perform any other term, condition or covenant to be performed by it pursuant to this Lease within 10 days after written notice of such default has been given to Tenant by Landlord; (c) Tenant or any guarantor of this Lease becomes bankrupt or insolvent or files a petition in bankruptcy court as a debtor; (d) Tenant abandons or vacates the Premises; or (e) Tenant assigns or subleases the Premises or encumbers its interest in this Lease without written consent of Landlord (collectively “Events of Default”). Upon the occurrence of any Event of Default, Landlord, in addition to all other rights and remedies provided by law or in equity or otherwise provided in this Lease, may, without further notice or demand of any kind to Tenant or any other person, retake the Premises, accelerate all payments due under this Lease and collect by suit or otherwise, all such amounts due and terminate this Lease. Tenant’s payment obligations shall survive any such termination.

20. Chronic Default by Tenant. In order to discourage chronic non-compliance with any provision of this Lease, Tenant shall be conclusively deemed to have incurably defaulted under this Lease at such time as Tenant has triggered an Event of Default for the second time during any twelve-month period, regardless of whether any such Event of Default is or has been cured by Tenant.

21. Default by Landlord. Landlord will not be in default under this Lease unless Landlord fails to perform an obligation required of it within 30 days after written Notice by Tenant to Landlord specifying the respects in which Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are reasonably required for performance or cure, Landlord will not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant’s rights in case of Landlord’s default are limited to reimbursement of its actual damages directly incurred as a result of such default. In no event will Tenant have the right to terminate this Lease or to withhold the payment of Rent or other charges provided for herein as a result of Landlord’s default.

22. Independent Obligations. Notwithstanding anything to the contrary in this Lease, Tenant’s obligation to pay is independent from any of Landlord’s obligations under this Lease. Tenant will pay amounts due hereunder without any deduction, diminution, abatement, counterclaim or offset for any reason whatsoever. Acceptance of a lower amount than due shall not be deemed an accord or satisfaction, and Landlord reserves all rights to receive full payment of the amount owed.

23. Construction of Lease. This Lease shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted. It shall be deemed their joint work product, and each and every provision of this Lease shall be construed as though all parties hereto participated equally in the drafting hereof. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

24. Attorney’s Fees to Prevailing Party. In the event either Landlord or Tenant commences litigation to enforce any of the terms and conditions of this Lease, the unsuccessful party to the litigation will pay all costs and expenses, including reasonable attorney’s fees and actual costs of litigation, incurred by the successful party. In the case where Landlord recovers some, but not all, of any claimed damages from Tenant, Landlord shall still be deemed the successful party for the purposes of this paragraph.

25. Complete Agreement. This Lease contains all of the agreements and conditions made between the parties to the Lease related to the Premises in any way. There are no oral agreements that supplement the provisions of this Lease. All oral agreements not incorporated herein are cancelled and superseded by this Lease. This Lease may not be modified orally or in any other manner than by an agreement in writing signed by all the parties to this Lease.

Accepted and agreed:

Tenant:		Landlord:

By:		By:
	Brian Brown, CFO		Kirk Ririe
	for Tenant		Agent for Landlord

Date:		Date:

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